Exhibit 5.1

1100 ONEOK Plaza 100 West Fifth Street Tulsa, Oklahoma 74103-4217 Telephone (918) 595-4800 Fax (918) 595-4990 www.gablelaw.com		Fifteenth Floor One Leadership Square 211 North Robinson Oklahoma City, OK 73102-7101 Telephone (405) 235-5500 Fax (405) 235-2875
May 30, 2019

Educational Development Corporation

5402 South 122nd East Avenue

Tulsa, Oklahoma 74146

Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as legal counsel to Educational Development Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), covering the following shares of the common stock of the Company, par value $0.20 per share (the “Common Stock”): (i) 600,000 shares of Common Stock (the “LTIP Shares”) under the Educational Development Corporation 2019 Long-Term Incentive Plan (the “LTIP”) and (ii) 200,000 shares of Common Stock (the “401(k) Shares” and, together with the LTIP Shares, the “Shares”) under the Educational Development Corporation 401(k) Plan (the “401(k) Plan” and, together with the LTIP, the “Plans”). This opinion is being furnished to you as a supporting document in connection with the Registration Statement.

For purposes of this opinion, we have examined the following documents:

(a)     the Registration Statement;

(b)     the Plans;

(c)     the corporate actions taken by the Board of Directors of the Company in connection with the Registration Statement and related matters;

(d)     the Restated Certificate of Incorporation of the Company dated April 26, 1968 and filed with the Delaware Secretary of State on April 29, 1968, as amended to date;

(e)     the By-laws of the Company with an effective date of July 16, 1982; and

(f)     an executed copy of the Secretary’s Certificate of the Company dated May 30, 2019.

Educational Development Corporation May 30, 2019 Page 2

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity and completeness of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as copies thereof.

Based on the foregoing and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with their respective Plans upon receipt of requisite consideration therefor as provided therein, will be validly issued, fully paid and non-assessable.

Each of the matters set forth in this letter is as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any of the matters set forth herein or in any matters upon which the opinions and views set forth in this letter are based.

Our opinions expressed above are limited to the laws of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ GableGotwals